Exhibit 3.47

FOR IMMEDIATE RELEASE

Liberty Star Summarizes Geochemical Results from Hay Mountain Drilling Program, SE Arizona

TUCSON, AZ–(April 29, 2024)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) is pleased to announce the geochemical results of our recent drilling program at the Hay Mountain Property.

The first hole, HM-23-01, drilled to 1500 feet collared in a downfaulted block of limestone. The vertically drilled hole did encounter two zones of epithermal quartz veining, roughly parallel to the core from 627’ to 651’ and from 802’ to 912’. Both intersections reported gold values to 8PPB indicating that there is gold in the system at depth. Gold deposition in epithermal veins is not only controlled by chemistry, but also by pressure and temperature. The higher up in the system the fluids travel, the lower the pressure and temperature becomes, and the gold is left behind. This hole will be deepened, and additional angled holes will be drilled around it in the future to establish the width and grade of this gold system at depth. This mineralization is likely related to that seen on the Red Rock Canyon property. HM 23-01 did not produce any significant copper values.

The second hole, HM-23-02 was drilled vertically to 3437 feet, 0.6 miles east of the first hole. This hole encountered a marble front and intense propylitic alteration as previously reported. It also encountered four, flat lying sills of diorite intrusive between 2066’ and 2317’ down hole. These sills contained fragments of chalcopyrite and reported elevated copper content indicating that they had intruded through a more richly mineralized body nearby.

The highest-grade copper intersection in these sills was from 2228’ to 2240’ reporting 0.07% copper, including three feet from 2234 to 2237 reporting 0.114%.

Sample #	From ‘	To’	Description	Cu PPM
475618	2133	2135	Altered diorite	287
475626	2228	2231	Diorite with <1% disseminated py & cpy	929
475627	2231	2234	Diorite with <1% disseminated py & cpy	339
475628	2234	2237	Best mineralized section of Diorite with to 1% py. Cpy	1440
478629	2237	2240	Diorite with <1% disseminated py & cpy	128.5

No significant gold grades were returned for this hole, although the PXRF used in the field did indicate gold in several samples. Those samples have been re-submitted for further analysis to check for nugget effect.

Overall, this drilling program was successful. The Company began the program hoping to encounter alteration related to porphyry intrusives and ended up not only finding that, but mineralization related to nearby intrusives as well. Porphyritic intrusions typically involve multiple phases of magma emplacement. Each phase may have a different grade of polymetallic minerals, from none at all to highly enriched. Based on observation of the core, these diorite sills are a late-stage pulse of magmatism. They have consumed the highly altered rocks into which they intruded. Our task now is to identify the main source of the magmatic intrusion as these copper bearing sills clearly point to a strongly mineralized body nearby. We are currently planning for our next round of drilling.

This assessment has been provided by Liberty Star’s Chief Geologist Jim Bryce, a “qualified person” as defined by S-K 1300.

Currently, The Company has a crew in the field channel sampling the jasperoid bodies on the Red Rock Canyon property. Assays will be reported as they are received.

ON BEHALF OF THE BOARD OF DIRECTORS

Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals, the Red Rock Canyon Gold Project & the Hay Mountain Project, including images, maps and technical reports

About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals. The Company’s premiere property is the Hay Mountain property (exploration stage) for porphyry copper, gold, moly and other commercially important minerals. Specific targets have been selected to explore for near surface and deep-seated ore bodies, of which there are numerous analogs nearby. Contiguous with the primary Hay Mountain porphyry exploration target, and part of the overall Hay Mountain property, is an increasingly attractive area of exploration stage gold mineralization denominated Red Rock Canyon. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records. View numerous geoscientific reports on our website. The Hay Mountain & Red Rock Canyon properties are in Cochise County (southeast) Arizona, USA

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Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions. Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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April 29, 2024 Liberty Star Minerals | Liberty Star Uranium & Metals Corp. LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us